State of Delaware
Secretary of State
Division of Corporations
Delivered 03:55 PM 02/25/2015
FILED 03:52 PM 02/25/2015
SRV 150264032 - 5049611 FILE

**CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
POWERSTORM CAPITAL CORP.**

Powerstom Capital Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the **"Corporation"**), does hereby certify that:

FIRST: The name of the Corporation is Powerstorm Capital Corp.

SECOND: This Certificate of Amendment (this **"Certificate of Amendment"**) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on October 10, 2011 (the **"Certificate of Incorporation"**).

THIRD: The Article numbered FIRST of the Certificate of Incorporation is hereby amended with the following:

FIRST

The name of the corporation is: Powerstorm Holdings, Inc.

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 25th day of February, 2015.

By: ______________________

Name: Michel Freni
Title: Chief Executive Officer